Exhibit 10.42

SL Green Funding LLC

c/o SL Green Realty Corp

420 Lexington Avenue

New York, NY 10170

August 3, 2006

Mr. Scott Rechler

225 Broadhollow Road

Melville, NY 11747-4883

Re:     Loan secured by 50% of the equity interest in Reckson Strategic Venture Partners, LLC (“RSVP”), direct or indirect, and inclusive of any loans, owned by Reckson Associates Realty Corp., Reckson Operating Partnership, L.P., Reckson Asset Partners, LLC and any affiliate thereof, made to a bankruptcy remote single purpose entity 100% owned and controlled by Scott Rechler and Marathon Asset Management (“Borrower”) by SL Green Funding LLC or an affiliate thereof (“Lender” or “SLG”) (the “RSVP Loan”).

Dear Scott:

Below are the terms and conditions upon which we are prepared to make the RSVP Loan:

Lender	SL Green Funding LLC or an affiliate thereof (“SLG” or “Lender”).

Borrower

A newly formed bankruptcy remote special purpose entity or “recycled” special purpose entity satisfying rating agency guidelines (collectively, “Borrower”) controlled directly or indirectly by Scott Rechler, Michael Maturo and Jason Barnett (“RMB”) and Marathon Real Estate (collectively “Sponsor”).

Guarantor	Scott Rechler and a Marathon entity acceptable to Lender, joint and several, for standard carve outs.

Loan Amount	$30,000,000.00.

Origination Fee	1.00% of the Loan Amount. 50% of the Origination Fee shall be payable upon issuance of this letter and 50% shall be payable at Closing.

Exit Fee	1.00% of the Loan Amount.

Term	36 months

Amortization	None

Interest Rate	9.00%, calculated on the basis of a 360 day year and the actual days elapsed.

Interest Reserve

Lender shall hold back from funding to Borrower, an amount to be funded into a reserve account (the “Interest Reserve”) equal to six months of debt service payable under the RSVP Loan. Borrower shall be required to maintain a balance in the Interest Reserve equal to six (6) months of debt service at all times during the Term.

Notwithstanding the above, Borrower shall pay interest current under the RSVP Loan at all times during the Term.

Extension Option	None.

Collateral

The RSVP Loan will be secured by 100% of Borrower’s equity interest in RSVP, direct or indirect, and inclusive of any loans, owned by Reckson Associates Realty Corp., Reckson Operating Partnership, L.P., Reckson Asset Partners, LLC and any affiliate thereof. Borrower is prohibited from selling or transferring its direct or indirect equity interests in RSVP at all times, unless otherwise consented to by Lender in its sole and absolute discretion, or unless such sale or transfer is accompanied by a repayment of the RSVP Loan in full. Lender acknowledges that Sponsor is raising a real estate investment fund (the “Fund”), which Fund shall own 100% of the equity interests in Borrower, and which Fund shall be managed and controlled by Sponsor. Lender shall permit the transfer of interests in the Borrower, provided that (a) after any transfer the Fund retains ownership of not less than 25% of the Borrower, (b) Scott Rechler, Jason Barnett, Michael Maturo and Marathon Real Estate retain management and control of the Fund and the Borrower and no major decisions can be made without Sponsor's consent and (c) such transfer is approved by Lender, which consent will not be unreasonably withheld.

Closing Fees and Costs

Borrower will pay all reasonable out-of-pocket due diligence and closing fees incurred by Lender in connection with the RSVP Loan including legal fees, regardless of whether or not the RSVP Loan closes.

Prepayment	The RSVP Loan may not be prepaid in whole or in part during the first twelve (12) months of the term. Thereafter, the Loan may be prepaid in whole without any prepayment premium.

Closing	Simultaneous with the merger between SL Green Realty Corp and Reckson Associates Realty Corp (the “Merger Transaction”).

Additional Financing	None permitted.

Loan Documentation

All Loan Documentation shall be in form and content acceptable to Lender and its counsel, and shall be supported by acceptable representations and warranties of Borrower, opinions of counsel and proof of related matters that Lender’s counsel shall deem necessary.

Exclusivity	Upon acceptance of this letter, Borrower, Scott Rechler and Marathon agree to work exclusively with Lender to negotiate and execute the Loan Documentation.

This letter shall confirm the agreement of SLG or its affiliates, successors or assigns to provide the RSVP Loan on the terms and conditions set forth above, conditioned solely upon (a) closing of the Merger Transaction and (b) execution of definitive Loan Documentation between the parties upon the economic terms contained herein and otherwise in form and content acceptable to Lender in its sole discretion.  In the event that Borrower asserts within 5 days of Closing that the terms and conditions of the Loan Documentation differ from the terms and conditions which are generally prevailing in loans of similar size, with similar security and sponsorship and made by institutional lenders, the Borrower may, within 5 days of such assertion, submit the Loan Documentation to an Expedited Arbitration Proceeding as defined below.  If the arbitrator pursuant to such Expedited Arbitration Proceeding determines that the terms and conditions of the Loan Documentation differ from the terms and conditions which are generally prevailing in loans of similar size, with similar security and sponsorship and made by institutional lenders, then the parties shall amend the Loan Documentation as determined pursuant to the Expedited Arbitration Proceeding.

“Expedited Arbitration Proceeding” means a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions (the “Expedited Procedures”) thereof; provided, however, that with respect to any such arbitration (a) the list of arbitrators referred to in Section E-4(b) of the Expedited Procedures shall be returned within five (5) Business Days from the date of mailing, (b) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (g) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(b) of the Expedited Procedures as modified by clause (a) above, (c) the notification of the hearing referred to in Section E-8 of the Expedited Procedures shall be four (4) Business Days in advance of the hearing, (d) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (e) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Restated Agreement, (f) the decision of the arbitrator shall be final and binding on the parties and (g) the arbitrator shall not have been employed by either party (or their respective affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding.  The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted.  If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator plus the costs and expenses incurred by the prevailing party in connection therewith.  If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees and such party’s own third-party costs and expenses only to the extent such party is unsuccessful.

Please sign and return an original counterpart of this term sheet and we will begin to document the transaction.  We look forward to working with you to complete this transaction.

Very truly yours,

SL GREEN FUNDING LLC

By:	/s/ DAVID SCHONBRAUN
Name: David Schonbraun
Title: Vice President

Agreed and Accepted by:

/s/ SCOTT RECHLER
SCOTT RECHLER

RSVP

100% of the interests in RSVP, direct or indirect, and inclusive of any loans, owned by Reckson Associates Realty Corp., Reckson Operating Partnership, L.P., Reckson Asset Partners, LLC and any affiliate thereof